                                                                      Exhibit 12

                  ENSERCH CORPORATION AND SUBSIDIARY COMPANIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       AND RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS



                                                       Year Ended December 31
                                         --------------------------------------------------
                                           1993       1992       1991      1990      1989
                                         ---------  ---------  --------  --------  --------
                                                    (In thousands except ratios)
Fixed Charges, as Defined:
 Consolidated interest expense.........  $ 80,226   $ 97,050   $ 95,627  $101,452  $ 94,937
 Rentals representing the
  interest factor......................     5,826      6,453      6,775     5,361     5,075
                                         --------   --------   --------  --------  --------
 Consolidated fixed charges
  deducted from earnings...............    86,052    103,503    102,402   106,813   100,012
 Capitalized interest..................     7,006      6,578      7,466     8,366     8,665
                                         --------   --------   --------  --------  --------
  Fixed Charges, as Defined 1/.........    93,058    110,081    109,868   115,179   108,677
 Preferred stock dividends adjusted
  for pretax earnings coverage 2/......    12,663     12,952     21,019    19,457    19,008
                                         --------   --------   --------  --------  --------
  Combined Fixed Charges and
  Preferred Stock Dividends............  $105,721   $123,033   $130,887  $134,636  $127,685
                                         ========   ========   ========  ========  ========

Earnings, as Defined:
 Consolidated income (loss) from
  continuing operations before
  extraordinary items..................  $(14,712)  $  3,514   $ 37,774  $ 69,418  $ 64,315
 Income taxes:
  Consolidated.........................     7,472       (808)    17,748    25,611    21,572
  Proportional part of income taxes
   of unconsolidated entities and
   50% owned affiliates................       (71)       (12)
 Consolidated fixed charges deducted
  from earnings........................    86,052    103,503    102,402   106,813   100,012
 Amortization of previously
  capitalized interest.................     7,707      6,547      6,130     5,615     5,063
                                         --------   --------   --------  --------  --------
 Earnings, as Defined 1/...............  $ 86,448   $112,744   $164,054  $207,457  $190,962
                                         ========   ========   ========  ========  ========

Ratio of Earnings to Fixed Charges 3/..       .93       1.02       1.49      1.80      1.76
                                         ========   ========   ========  ========  ========
Ratio of Earnings to Combined
 Fixed Charges and Preferred Stock
 dividends 4/..........................       .82        .92       1.25      1.54      1.50
                                         ========   ========   ========  ========  ========

1/ "Earnings" represent the aggregate of (a) income from continuing operations before extraordinary items, (b) income taxes, (c) amortization of previously capitalized interest and (d) fixed charges deducted from earnings, on a total enterprise basis. "Fixed Charges" represent interest expense, capitalized interest and the portion of rental expense representing the interest factor.

2/ The preferred stock dividend requirements are assumed to be equal to the pretax earnings which would be required to cover such dividend requirements. The amount of such pretax earnings required to cover preferred stock dividends was computed using tax rates for the applicable year. For the years 1993 and 1992, the Corporation's effective tax rate was a negative percentage of the pretax income or loss. Therefore, for these years, the preferred stock dividends have not been adjusted to a pretax equivalent, since such an adjustment would have been antidilutive to the ratio of earnings to combined fixed charges and preferred dividends.

3/ For 1993, fixed charges exceeded earnings by $6.6 million.

4/ For the years 1993 and 1992, combined fixed charges and preferred stock dividends exceeded earnings by $19.3 million and $10.3 million, respectively.